Exhibit 99.10

Peak Gold, LLC Financial Statements and Independent Auditors Report As of June 30, 2018 and 2017 and for the year ended June 30, 2018 and June 30, 2017

INDEX

PAGE

Independent Auditors Report	3-4

Financial Statements

Balance Sheets	5
Statements of Operations	6
Statements of Members’ Equity (Deficit)	7
Statements of Cash Flows	8
Notes to Financial Statements	9-12

REPORT OF INDEPENDENT AUDITORS

To the Members

Peak Gold, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of Peak Gold, LLC, which comprise the balance sheet as of June 30, 2018, and the related statement of operations, changes in members' equity(deficit) and cash flows for the year then ended, and the related notes to the financial statements (collectively, the financial statements).

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a reasonable basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peak Gold, LLC as of June 30, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Houston, Texas

August 29, 2018

INDEPENDENT AUDITOR'S REPORT

To the Members of

Peak Gold, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of Peak Gold, LLC (the "Company"), which comprise the balance sheet as of June 30, 2017, and the related statements of operations, members' equity (deficit) and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with.auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peak Gold, LLC as of June 30, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Hein & Associates LLP

Houston, Texas

September 13, 2017

PEAK GOLD, LLC

Balance Sheets

	June 30,	June 30,
	2018	2017
Assets
Cash and equivalents	$2,628,195	$58,955
Mineral properties	1,433,886	1,433,886
Total assets	$4,062,081	$1,492,841

Liabilities and Members' Equity (Deficit)
Accounts payable	$2,201,582	$1,243,932
Amounts due Royal Alaska	192,434	335,587
Amounts due Royal Gold	9,241	174,490
Total liabilities	2,403,257	1,754,009

Commitments and Contingencies (Note 8)

Members' equity (deficit)	1,658,824	(261,168)
Total liabilities and members' equity (deficit)	$4,062,081	$1,492,841

See accompanying notes to financial statements.

PEAK GOLD, LLC

Statements of Operations

	For the years ended June 30,
	2018	2017
Operating Expenses
Labor	$1,701,616	$3,101,844
General and administrative	1,526,909	1,804,857
Drilling	1,465,770	3,803,992
Contracted rental services	1,275,715	1,463,258
Fuel, rents and field supplies	1,215,547	1,397,562
Geochemistry	735,362	707,692
Technical studies	710,188	326,478
Land	367,032	279,777
Community relations	214,882	229,650
Geophysics	128,542	170,115
Communications	52,335	75,571
Total operating expenses	9,393,898	13,360,796

Net loss	$(9,393,898)	$(13,360,796)

See accompanying notes to financial statements.

PEAK GOLD, LLC

Statements of Members’ Equity (Deficit)

	Capital Contributions
	CORE	Royal Alaska	Accumulated Losses	Total Members' Equity (Deficit)

Balance at June 30, 2016	$6,433,886	$5,650,000	$(11,334,258)	$749,628

Equity contributions:
Royal Alaska (11.0% Interest)	-	12,350,000	-	12,350,000

Net loss	-	-	(13,360,796)	(13,360,796)

Balance at June 30, 2017	$6,433,886	$18,000,000	$(24,695,054)	$(261,168)

Equity contributions:
CORE (60.0% Interest)	2,580,000	-	-	2,580,000
Royal Alaska (40.0% Interest)	-	8,733,890	-	8,733,890

Net loss	-	-	(9,393,898)	(9,393,898)

Balance at June 30, 2018	$9,013,886	$26,733,890	$(34,088,952)	$1,658,824

See accompanying notes to financial statements.

PEAK GOLD, LLC

Statements of Cash Flows

	For the years ended June 30,

	2018	2017

Cash flows from operating activities:
Net loss	$(9,393,898)	$(13,360,796)

Changes in assets and liabilities:
Accounts payable	957,650	(292,165)
Amounts due Royal Alaska	(143,153)	212,273
Amounts due Royal Gold	(165,249)	158,945
Net cash used in operating activities	(8,744,650)	(13,281,743)

Cash flows from financing activities:
Member equity contributions	11,313,890	12,350,000
Net cash provided by financing activities	11,313,890	12,350,000

Net increase (decrease) in cash and equivalents	2,569,240	(931,743)
Cash and equivalents at beginning of period	58,955	990,698
Cash and equivalents at end of period	$2,628,195	$58,955

See accompanying notes to financial statements.

PEAK GOLD, LLC

Notes to Financial Statements

1.	Organization and Nature of the Business

Peak Gold, LLC (“Peak Gold”, the “Company”, “we”, “us”, or “our), is a Delaware limited liability company formed on January 8, 2015 between Royal Gold, through its wholly-owned subsidiary, Royal Alaska, LLC (“Royal Alaska”), and Contango ORE, Inc., through its wholly-owned subsidiary CORE Alaska, LLC (together, “Contango”). Royal Alaska and Contango entered a limited liability company agreement for Peak Gold, a joint venture for exploration and advancement of the Peak Gold project located near Tok, Alaska (the “Peak Gold Project”).  Contango contributed all its assets relating to the Peak Gold Project to Peak Gold, including a mining lease and certain state of Alaska mining claims.  Royal Alaska contributed $5.0 million in cash to Peak Gold.  Contango initially held a 100% membership interest in Peak Gold. Royal Alaska has the right to obtain up to 40% of the membership interest in Peak Gold by making contributions, detailed in Note 4 below, of up to $30.0 million (including Royal Alaska’s initial $5.0 million contribution) in cash to Peak Gold by October 31, 2018. As of June 30, 2018, Royal Alaska contributed $31,733,890 and obtained a 40.0% membership interest in Peak Gold.

2.	Liquidity

The Company incurs losses due to exploration and advancement of the Peak Gold project and is reliant upon Royal Alaska and Contango to fund the future operations. For calendar year 2018, Peak Gold has an approved exploration budget of $9.1 million, of which $4.6 million has already been incurred as of June 30, 2018.

Cash requirements to fund the remaining calendar year 2018 exploration budget, and exploration and advancement activities that occur one year from these financial statements, will be funded through a combination of existing cash and equity contributions from Royal Alaska and Contango.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses during the reporting periods. Actual results could differ significantly from those estimates.

Cash and Equivalents

Cash and equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Cash and equivalents were held in cash deposit accounts as of June 30, 2018 and 2017.

Mineral Properties

Mineral properties include the Tetlin lease and unpatented State of Alaska mining claims which make up the Peak Gold Project. At such time as the associated exploration stage mineral property is converted to proven and probable reserves, the cost basis is amortized over the remaining life of the mineral property, using proven and probable reserves.

PEAK GOLD, LLC

Notes to Financial Statements

Asset Impairment

We evaluate our mineral property for impairment whenever events or changes in circumstances indicate that the related carrying amount of the asset may not be recoverable. Specifically, we evaluate the recoverability of the carrying value of exploration stage mineral property in the event of significant decreases in commodity prices, and whenever new information regarding the mineral property is obtained indicating that production or further exploration will not likely occur or may be reduced in the future, thus affecting the future recoverability of the mineral property. Impairments in the carrying value of the mineral property is measured and recorded to the extent that the carrying value in the mineral property exceeds its estimated fair value, which is generally calculated using estimated future discounted cash flows. There were no impairments for our fiscal years ended June 30, 2018 and 2017.

Costs and Expenses

Costs and expenses are those costs specific to the exploration and advancement of the Peak Gold Project. These costs are expensed when incurred.

Income taxes

As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the financial statements.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Company and recognize a tax liability if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by taxing authorities. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

4.	Member Contributions

Initial Contributions

Contango contributed $1,433,886 of mineral properties that was credited to Contango’s capital account. Contango held an initial 100% membership interest in Peak Gold. Royal Alaska made an initial cash contribution of $5,000,000 for an option to earn membership interest, which was credited to Contango’s capital account. Should Royal Alaska elect to make additional contributions to the Company during the earn-in period, only then will Royal Alaska begin to earn a membership interest, and get credit for the initial $5,000,000, as described below. Royal Alaska did not make additional contributions during the period ended June 30, 2015.

Phase I Earn-In

As of June 30, 2016, Royal Alaska made $5,000,000 of Phase I Earn-In contributions for a membership interest of 10%.

PEAK GOLD, LLC

Notes to Financial Statements

Phase II Earn-In

As of June 30, 2017, Royal Alaska made $10,000,000 of Phase II Earn-In contributions for a membership interest of 15%.

Phase III Earn-In

As of June 30, 2018, Royal Alaska made $10,000,000 of Phase III Earn-In contributions for a membership interest of 15% and a total membership interest of 40.0%.

Additional Member Contributions

Peak Gold will require additional member contributions from time to time. Royal Alaska and Contango will make member contributions in proportion to their respective percentage interests. As of June 30, 2018, Royal Alaska and Contango have percentage interests of 40.0% and 60.0%, respectively.

5.	Mineral Properties

As of June 30, 2018:	Cost	Accumulated Depletion	Net

Exploration stage
Tetlin Project	$1,433,886	$-	$1,433,886

As of June 30, 2017:

Exploration stage
Tetlin Project	$1,433,886	$-	$1,433,886

6.	Accounts Payable

Accounts payable of $2,201,582 and $1,243,932 as of June 30, 2018 and June 30, 2017, respectively, consisted primarily of fees due consultants as a result of exploration activities on the Peak Gold Project.

7.	Related Party Transactions

The Company is responsible for reimbursement of certain overhead and general and administrative expenses of Royal Alaska in lieu of a management fee and is to be calculated as 5% of allowable costs, as defined, up to $500,000 per year until the Management Committee has made a construction decision in respect of commercial facilities for the Peak Gold Project. Upon and after the time the Management Committee has made a construction decision for the Peak Gold Project, the reimbursable expenses are to be calculated as 3% of allowable costs, up to $5,000,000 per year.

The Company incurred reimbursable costs due to Royal Alaska of $447,329 and $500,000 for the fiscal years ended June 30, 2018 and 2017, respectively. The reimbursable costs were determined using the 5% rate as described above as the Management Committee has not made a construction decision. The reimbursable costs to Royal Alaska are included within General and administrative on the Company’s statements of operations.

PEAK GOLD, LLC

Notes to Financial Statements

8.	Commitments and Contingencies

The Company is required to make payments of $100,000 per year, payable in quarterly advance increments of $25,000 on each April 1, July 1, October 1, and January 1, to the Native Village of Tetlin under the Community Support Agreement (“Agreement”) dated April 28, 2016. The Agreement expires on January 1, 2020 and may be renewed for one-year increments on mutual agreement of the parties.

9.	Subsequent Events

The Company has evaluated subsequent events through August 29, 2018, the date these financial statements were available to be issued.